SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL CAPITAL ACCUMULATION FUND, INC.
                             HELD SEPTEMBER 16, 1997

1.   Election of the Board of Directors.

                            For              Withheld

    Davis                7,339,623            129,278
    Ehrle                7,313,601            155,299
    Ferguson             7,340,841            128,060
    Gilbert              7,340,640            128,261
    Griswell             7,347,206            121,695
    Jones                7,344,301            124,600
    Keller               7,344,960            123,941
    Lukavsky             7,327,340            141,560
    Peebler              7,335,895            133,006

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          7,287,315           50,753                130,833

3. Approval of change of fund structure. Name changed to Principal Variable Contract Fund, Inc. Capital Value Account effective 1/1/98.

          In Favor            Opposed               Abstain

          7,045,780           180,804               242,316

4. Approval of elimination of the fundamental investment restriction regarding the purchase of shares of other investment companies.

          In Favor            Opposed               Abstain

          7,052,550           194,550               221,801

5.   Approval  of  elimination  of  the   fundamental   investment   restriction
     prohibiting joint participation in any securities trading account.

          In Favor            Opposed               Abstain

          7,033,564           189,251               246,086

6. Approval of change to investment restrictions regarding purchase of illiquid securities and investment in repurchase agreements, and reclassification of these restrictions from fundamental to non-fundamental.

          In Favor            Opposed               Abstain

          6,745,602           455,544               267,754